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                                                                     EXHIBIT 11.


MICROSOFT CORPORATION

COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share) (Unaudited)
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
                                                                Three Months Ended       Nine Months Ended
                                                                     March 31                March 31
                                                                 1995        1996         1995       1996
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
Weighted average number of common shares outstanding              582         593          581        590
Common stock equivalents from outstanding stock options            44          46           43         49
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Average common and common stock equivalents outstanding           626         639          624        639
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Net income                                                      $ 396       $ 562       $1,085     $1,636
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Earnings per share (1)                                          $0.63       $0.88       $ 1.74     $ 2.56
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




(1) Fully diluted earnings per share have not been presented because the effects are not material.













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